EXHIBIT 99.1

             Contact:  Mr. T.S. Rittenhouse - 215-629-6776

   PRESS RELEASE
   from
   STRAWBRIDGE & CLOTHIER - For Immediate Release - October 30,
   1996

        Strawbridge & Clothier announced today that its Board of

   Directors has declared a cash dividend of $0.275 per share on

   Series A Common Stock and $0.25 per share on Series B Common

   Stock, payable on November 26, 1996 to shareholders of record on

   November 12, 1996.  The company also announced that it had decided to postpone a partial distribution of shares of The May

   Department Stores Company ("May") which were received in the sale of its department store assets in July.  It had previously been stated that the Company intended to make an initial partial distribution promptly after agreement had been reached with May on certain post-closing purchase price adjustments and that this was anticipated to occur by November 22, 1996.

        Francis R. Strawbridge, Chairman, said, "We have decided to postpone the initial partial distribution of May shares in order to provide more time to line up substitute tenants or make other arrangements for certain of the Clover stores which were not transferred to Kimco Realty Corporation or Kohl's Department

   Stores.  However, we declared the cash dividend so that

   shareholders will not be without a return during this period.

   We are hopeful that a partial distribution of May shares will be made early in 1997."  The company has been continuing to operate




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   three Clover stores at Mercerville, Penrose Plaza and Shore

   Mall.

        The Company also stated that its present estimate of the

   total number of May shares to be received for each outstanding

   Strawbridge & Clothier share is in the range of 0.37 to 0.41.

   It noted that this is a forward looking statement within the meaning of Section 21E of the Securities Exchange Act of 1934

   and that there are a number of important factors that could cause actual results to differ from the estimate including the final agreement with May on the adjustment to the number of shares, the periods during which the Clover stores will continue to be operated, the ability to obtain substitute tenants, the amount of other liabilities to be paid in the liquidation and the amount to be received for assets which have not yet been sold.  Accordingly, there can be no assurance that the estimated range will actually reflect the amount of May shares which the shareholders will be entitled to receive.  The Company had estimated in the proxy statement which was sent to shareholders in June a range of 0.41 to 0.45 of a May share to be received for each outstanding Strawbridge & Clothier share.















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